Exhibit 10.2

LOAN COMMITMENT
AND
PROMISSORY NOTE

Global Holding International, a Nevada corporation ("Global"), and Bernard Sjauta (“Sjauta"), hereby agree upon and enter into this Loan Commitment and Promissory Note pursuant to the following terms.

1.        Loan Commitment and Promissory Note.   Sjauta has paid and hereby commits to pay the expenses of Global in connection with its business development, as and when incurred, up to and including Eighty-five Thousand Dollars ($85,000.00 or Maximum Commitment.)  Such expenses paid shall accrue to the outstanding principal balance of the Promissory Note stated herein (Principal Sum”).  As of the date hereof, the Principal Sum is $0.

2.        Interest.  Interest on Principal Sum shall accrue simple interest at the rate of six percent (6%) per annum based on a 365 year (“Accrued Interest”).

3.        Maturity.  The Principal Sum and Accrued Interest shall be due and payable on December 15, 2015.

4.        Prepayment.  Global may prepay the Principal Sum, in whole or in part at any time, and from time to time, without being required to pay any penalty or premium.

5.        Governing Law. This Agreement and Note shall be governed by the laws of the State of California.  All legal proceedings concerning this Agreement and Note shall be commenced in the Courts of the State of California or the courts of the United States of America for the State of California, (the "California Courts"). Global and Sjaurta hereby irrevocably submit to the exclusive jurisdiction of the California Courts for the adjudication of any dispute hereunder

Dated: January 26, 2015	/s/ Bernard Sjauta
Bernard Sjauta

Dated: January 26, 2015	Global By: /s/ Bernard Sjauta
Bernard Sjauta as President of
Global Holding International